UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 27, 2011 (December 27, 2011)

Lone Star Gold, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-159561	45-2578051
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6565 Americas Parkway NE, Suite 200, Albuquerque, NM  87110
 (Address of Principal Executive Offices)

Registrant’s telephone number, including area code:      (505) 563-5828

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 Unregistered Sales of Equity Securities.

On December 27, 2011, Lone Star Gold, Inc., a Nevada corporation (the “Company”), completed a private placement of 273,972 shares of Common Stock, $0.001 par value per share, of the Company (“Common Stock”), to North American Gold Corp., a company formed under the laws of the Marshall Islands (“North American”).  The Company sold the shares of Common Stock at a price of $0.73 per share, resulting in total proceeds of approximately $200,000 to the Company.  The sale of the shares to North American represents the third sale of Common Stock under an Investment Agreement between the Company and North American, which was previously disclosed on the Company’s Current Report on Form 8-K filed with the Commission on August 29, 2011 (the “Investment Agreement”).

A portion of the proceeds will be used to fund the exploration and development of gold and silver mining concessions in the La Candelaria project in Chihuahua, Mexico, according to a work plan established for the project.  The concessions to be explored are held by a Mexican company in which the Company has a majority ownership interest.  The Company will also use the proceeds to fund due diligence and other costs associated with its pursuit of new projects, including the possible acquisition of a mine tailings project located in the city of Hidalgo del Parral in the state of Chihuahua, Mexico.  Finally, a portion of the proceeds will be used for general corporate expenses associated with the Company’s exploration and development activities.

The issuance of the shares of Common Stock to North American was not registered under the Securities Act of 1933. Instead, the sale was completed in reliance upon an exemption from registration pursuant to Regulation S promulgated under the Securities Act of 1933. North American has represented to the Company that it is not a “US person” as defined in Regulation S, and that it is acquiring the securities issued by the Company for investment purposes only and not with a view towards distribution.  The shares of Common Stock issued to North American will be “restricted securities” and any subsequent resale or transfer of those shares will have to be made pursuant to an exemption from or registration under the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2011	LONE STAR GOLD, INC.

	By:	/s/ Dan Ferris
President, Treasurer and Secretary